EXHIBIT 99.1

Anaren Reports 1st Quarter Fiscal 2012 Results

SYRACUSE, N.Y., Oct. 24, 2011 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2012 first quarter ended September 30, 2011 of $38.7 million, down 13.0% from $44.5 million for the first quarter of last year.

GAAP (U.S. generally accepted accounting principles) net income for the first quarter of fiscal 2012 was $2.5 million, or $0.17 per diluted share, compared to $4.1 million, or $0.28 per diluted share for the first quarter of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible amortization, was $0.23 for the first quarter of fiscal 2012 compared to non-GAAP earnings per share of $0.35 for the first quarter of fiscal 2011.

GAAP operating income for the first quarter of fiscal 2012 was $3.6 million, or 9.3% of net sales, compared to $6.2 million, or 13.9% of net sales for the first quarter of last year. Non-GAAP operating income for the first quarter of fiscal 2012, which excludes non-cash equity based compensation and intangible asset amortization, was $4.8 million, or 12.5% of net sales, down 36.8% from $7.6 million, or 17.0% of net sales for the first quarter of fiscal 2011.

Income taxes for the first quarter of fiscal 2012 were $1.1 million, representing an effective tax rate of 30.7% compared to income tax expense of $2.0 million for the first quarter of fiscal 2011, representing an effective tax rate of 32.8%.  The projected effective tax rate for fiscal 2012, absent one-time events, is expected to be approximately 31.0%.

Lawrence A. Sala, Anaren's Chairman, President and CEO said, "The reduction in revenue and profitability compared to the guidance we provided in August for the first quarter of fiscal 2012 resulted primarily from unanticipated delays in approvals for shipments, an unfavorable mix of business and operational performance issues within the Space & Defense Group, as well as a decline in demand for Wireless infrastructure products. We believe the decline in demand for Wireless infrastructure products is temporary as customer forecasts for calendar 2012 remain robust. In addition, we expect improvement in the business mix and operating performance for the Space & Defense Group in the second half of the current fiscal year."

During the first quarter of fiscal 2012, the Company generated $5.3 million in operating cash flow compared to $5.9 million in the first quarter of fiscal 2011. Additionally, during the current quarter the Company repurchased approximately 118,000 shares of its common stock for a total of $2.2 million, used $10.0 million to make a payment on its line of credit, expended $2.0 million for capital additions and received $2.5 million from employees exercising stock options. Cash, cash equivalents and marketable debt securities at September 30, 2011 were $75.4 million, down $5.7 million from $81.1 million at June 30, 2011.

Wireless Group

Wireless Group net sales for the quarter were $18.2 million, up 17.3% from the first quarter of fiscal 2011 levels driven by continuing strong demand for standard component products in the first half of the quarter.

Demand for our Wireless infrastructure products, while strong in the first half of the quarter, weakened significantly in the second half of the quarter. Though current order rates remain weak, customer forecasts for calendar 2012 remain robust and should result in an increase in second half fiscal 2012 shipment levels.

 New product investments for the quarter continued to be focused on the expansion of the Xinger III, consumer component and high power resistor product lines. In addition, development of the low power wireless Anaren Integrated Radio (AIR) module product line continues.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were E.G. Components, Richardson, Huawei and Nokia.

Space & Defense Group

Space & Defense Group net sales for the quarter were $20.5 million, down 29.3% from the first quarter of fiscal 2011. In addition to expected first quarter program shipment declines driven mainly by the decline in counter-IED related business, unanticipated delays in approvals for shipments of Space & Defense products and operating performance issues during the quarter resulted in lower than expected sales and profitability.

 New orders for the quarter totaled $25 million and were driven largely by radar and satellite applications. In addition, the Group renewed its five year supply agreement for Passive Ranging Subsystem (PRSS) technology which is deployed on numerous airborne applications. Space & Defense Group order backlog at September 30, 2011 was approximately $95 million.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin, Northrop Grumman and Raytheon.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity based compensation and intangible asset amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

For the second quarter of fiscal 2012, we anticipate a decline in sales for the Wireless group and an increase in sales for the Space & Defense Group compared to the first quarter levels. As a result, we expect net sales to be in the range of $35 to $40 million.  We expect GAAP net earnings per diluted share to be in the range of $0.03 - $0.07, using an anticipated tax rate of approximately 31.0% and inclusive of approximately $0.05 per share related to expected equity based compensation expense and amortization of intangibles. Non-GAAP net earnings per diluted share are expected to be in the range of $0.08 - $0.12 for the second quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements."   These and other forward-looking statements are based on management's current expectations and are subject to business, market and economic risks and uncertainties that could cause actual results to differ materially from those discussed. You are encouraged to review Anaren's filings with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public on the Anaren Investor Info, Live Webcast Web Site (www.anaren.com) on October 25 at 8:30 a.m. (ET). A replay of the conference call will be available at 11:30 a.m. (ET) beginning October 25, 2011 through 11:30 a.m. on November 2, 2011. To listen to the replay, interested parties may dial in the U.S. at 1-855-859-2056 and International at 1-404-537-3406. The passcode is 16756402. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-734-4580 and International is 1-678-905-9378.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

The Anaren, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5360

ANAREN, INC.
Condensed Consolidated Income Statements
(in thousands except per share data)
(unaudited)

	Three Months Ended
	September 30, 2011	September 30, 2010

Sales	$ 38,720	$ 44,539

Cost of sales	24,196	26,906
Gross profit	14,524	17,633
	37.5%	39.6%
Operating expenses:
Marketing	2,596	2,399
Research and development	3,924	3,831
General and administration	4,415	5,234
Total operating expenses	10,935	11,464

Operating income	3,589	6,169
	9.3%	13.9%
Other income (expense):
Other income	140	120
Interest expense	(80)	(184)
Total other income (expense)	60	(64)

Income before income tax expense	3,649	6,105
Income tax expense	1,120	2,000
Net income	$ 2,529	$ 4,105
	6.5%	9.2%

Earnings per share:
Basic	$ 0.18	$ 0.30
Diluted	$ 0.17	$ 0.28

Weighted average common shares outstanding:
Basic	14,129	13,839
Diluted	14,803	14,426

ANAREN, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2011	June 30, 2011

Assets:
Cash, cash equivalents and short-term investments	$ 65,151	$ 67,702
Receivables, less allowances	26,230	30,931
Inventories	36,353	33,733
Prepaid expenses and other current assets	6,105	6,120
Total current assets	133,839	138,486

Securities held to maturity	10,274	13,441
Property, plant, and equipment, net	47,397	47,627
Other assets	1,673	1,741
Goodwill	42,389	42,389
Other intangibles, net of accumulated amortization	8,663	8,961
Total assets	$ 244,235	$ 252,645

Liabilities and Stockholders' Equity
Liabilities:
Current installments of long-term debt obligation	$ --	$ 10,000
Accounts payable	8,069	9,535
Accrued expenses	3,690	6,340
Customer advance payments	981	222
Other liabilities	2,414	2,290
Total current liabilities	15,154	28,387

Long-term debt obligation	20,000	20,000
Other non-current liabilities	9,351	9,154
Total liabilities	44,505	57,541

Stockholders' Equity:
Common stock and additional paid-in capital	218,672	214,467
Retained earnings	137,041	134,512
Accumulated other comprehensive loss	(466)	(603)
Less: cost of treasury shares	(155,517)	(153,272)
Total stockholders' equity	199,730	195,104

Total liabilities and stockholders' equity	$ 244,235	$ 252,645

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, Net Income and Diluted Earnings Per Share
(in thousands except per share data)
(unaudited)

	Three Months Ended
	September 30, 2011	September 30, 2010

Sales	$ 38,720	$ 44,539

GAAP gross profit	$ 14,524	$ 17,633
Equity-based compensation expense (1)	194	166
Amortization of intangibles (2)	39	39
Non-GAAP gross profit	$ 14,757	$ 17,838
% of sales	38.1%	40.1%

GAAP operating income	$ 3,589	$ 6,169
Equity-based compensation expense (1)	956	1,093
Amortization of intangibles (2)	298	298
Non-GAAP operating income	$ 4,843	$ 7,560
% of sales	12.5%	17.0%

GAAP net income	$ 2,529	$ 4,105
Equity-based compensation expense (1)	956	1,093
Amortization of intangibles (2)	298	298
Tax effect	(451)	(501)
Non-GAAP net income	$ 3,332	$ 4,995
% of sales	8.6%	11.2%

Diluted earnings per share
GAAP diluted earnings per share	$ 0.17	$ 0.28
Equity-based compensation expense (1)	0.06	0.08
Amortization of intangibles (2)	0.02	0.02
Tax adjustments	(0.02)	(0.03)
Non-GAAP diluted earnings per share	$ 0.23	$ 0.35

Weighted average common shares outstanding
Diluted	14,803	14,426

1) These costs represent expense recognized in accordance with the share-based compensation accounting rules.

2) These costs represent amortization of intangible assets for the three months ended September 30, 2011 and 2010.

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, and Earnings Per Share
(in thousands)
(unaudited)

The following table details the Non-GAAP, Non-Cash expenses related to equity-based compensation and intangible asset amortization by expense category.

	Three Months Ended	September 30, 2011
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 194	$ 39	$ 233
Marketing	65	--	65
Research and development	114	--	114
General and administrative	583	259	842
	$ 956	$ 298	$ 1,254

	Three Months Ended	September 30, 2010
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 166	$ 39	$ 205
Marketing	53	--	53
Research and development	150	--	150
General and administrative	724	259	983
	$ 1,093	$ 298	$ 1,391

ANAREN, INC.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(unaudited)

Three months ended September 30, 2011
Cash flows from operating activities:
Net income	$ 2,529

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	2,208
Amortization	487
Deferred income taxes	297
Equity-based compensation	956
Receivables	4,699
Inventories	(2,620)
Accounts payable	(1,465)
Other assets and liabilities	(1,783)
Net cash provided by operating activities	5,308

Cash flows from investing activities:
Capital expenditures	(1,979)
Net (purchases) sales and maturities of marketable
debt securities	(105)
Net cash used in investing activities	(2,084)

Cash flows from financing activities:
Payments on long-term debt	(10,000)
Proceeds from stock options exercised	2,542
Excess tax benefit	707
Purchase of treasury shares	(2,245)
Net cash used in financing activities	(8,996)

Effect of exchange rates on cash	138

Net decrease in cash and cash equivalents	$ (5,634)

Cash and cash equivalents at beginning of period	$ 58,388

Cash and cash equivalents at end of period	$ 52,754
CONTACT:  George Blanton, CFO
          315-362-0436
          Joseph E. Porcello, VP-Accounting
          315-362-0514